Exhibit 10.21

AVALONBAY COMMUNITIES, INC.

1994 STOCK INCENTIVE PLAN

As Amended and Restated on December 8, 2004

SECTION 1.           GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the AvalonBay Communities, Inc. 1994 Stock Incentive Plan (the “Plan”).  The purpose of the Plan is to encourage and enable the officers, employees, Directors and other key persons of AvalonBay Communities, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company.  It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights.

“Board” means the Board of Directors of the Company.

“Cause” means, except as provided in an individual agreement or by the Committee, a vote of the Board of Directors resolving that the participant should be dismissed as a result of (i) any material breach by the participant of any agreement to which the participant and the Company are parties, (ii) any act (other than retirement) or omission to act by the participant which may have a material and adverse effect on the business of the Company or any Subsidiary or on the participant’s ability to perform services for the Company or any Subsidiary, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (iii) any material misconduct or neglect of duties by the participant in connection with the business or affairs of the Company or any Subsidiary.

“Change of Control” is defined in Section 16.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Committee of the Board referred to in Section 2.

“Covered Employee” means a participant designated prior to the grant of a Qualified Performance-based Award by the Committee who is or may be a “covered employee” within the

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meaning of Section 162(m)(3) of the Code in the year in which the Qualified Performance-based Award is expected to be taxable to such participant.

“Deferred Stock Award” means Awards granted pursuant to Section 7.

“Disability” means, except as provided in an individual agreement or by the Committee, an individual’s inability to perform his normal required services for the Company and its Subsidiaries for a period of six consecutive months by reason of the individual’s mental or physical disability, as determined by the Committee in good faith in its sole discretion.

“Dividend Equivalent Right” means Awards granted pursuant to Section 11.

“Effective Date” means the consummation of the merger contemplated by the Agreement and Plan of Merger, by and  between the Company and Avalon Properties, Inc. dated as of March 9, 1998.

“Fair Market Value” on any given date means the last reported sale price at which Stock is traded on such date or, if no Stock is traded on such date, the most recent date on which Stock was traded, as reflected on the New York Stock Exchange or, if applicable, any other national stock exchange on which the Stock is traded.

“Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a participant’s right to and the payment of a Performance Share Award, Restricted Stock Award or Deferred Stock Award.

“Performance Share Award” means Awards granted pursuant to Section 9.

“Qualified Performance-based Award” means any Restricted Stock Award, Deferred Stock Award or Performance Share Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Restricted Stock Award” mean Awards granted pursuant to Section 6.

“Retirement” means:

 (a)                               with respect to all Awards made on or before December 8, 2004:

the employee’s termination of employment with the Company and its Subsidiaries, other than for Cause, after attainment of age 55, but only if upon such termination of employment the employee has been employed in the aggregate for a period of at least 120 contiguous months by the Company, by any company of which the Company is the successor by name change or reincorporation, by Avalon Properties, Inc. or by Trammell Crow Residential, or any affiliate of any of the foregoing (a “Predecessor Company”); and

(b)                                 with respect to all Awards made after December 8, 2004:

                                                the termination of an Award holder’s employment (and other business relationships) with the Company and its Subsidiaries, other than for Cause, following the date on which the sum of the following equals or exceeds 70 years: (i) the number of full months of the Award holder’s employment and other business relationships with the Company and any predecessor Company and (ii) the Award holder’s age on the date of termination; provided that:

(x)                                   the Award holder’s employment by (or other business relationships with) the Company and any Predecessor Company have continued for a period of at least 120 contiguous full months at the time of termination and, on the date of termination, the Award holder is at least 50 years old;

(y)                                 in the case of termination of employment, the employee gives at least six months’ prior written notice to the Company of his or her intention to retire; and

(z)                                   in the case of termination of employment, the employee enters into a “Non-Compete and Non-Solicitation Agreement,” as hereinafter defined, and a general release of all claims in a form that is reasonably satisfactory to the Company.

                As used in the foregoing sentence, “Non-Compete and Non-Solicitation Agreement” shall mean a written agreement between the employee and the Company providing that, for a period of at least 12 months following the employee’s termination of employment with the Company (A) the employee shall not, without the prior written consent of the Company, become associated with, or engage in any “Restricted Activities” with respect to any “Competing Enterprise,” as such terms are hereinafter defined, whether as an officer, employee, principal, partner, agent, consultant, independent contractor or shareholder, and (B) the employee shall not, without the prior written consent of the Company, solicit or attempt to solicit for employment with or on behalf of any Competing Enterprise any employee of the Company or any of its affiliates or any person who was formerly employed by the Company or any of its affiliates within the preceding six months, unless such person’s employment was terminated by the Company or any of such affiliates.  “Competing Enterprise,” for purposes of this section, shall mean any person, corporation, partnership, venture or other entity which is engaged in the business of managing, owning, leasing, or joint-venturing multifamily rental real estate within 30 miles of multifamily rental real estate owned or under management by the Company or its affiliates.  “Restricted Activities,” for purposes of this section, shall mean executive, managerial, directorial, administrative, strategic, business development or supervisory responsibilities and activities relating to any aspects of multifamily rental real estate ownership, management, multifamily rental real estate franchising, and multifamily rental real estate joint-venturing.

“Stock” means the Common Stock, $.01 par value per share, of the Company, subject to adjustments pursuant to Section 3.

“Subsidiary” means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

“Unrestricted Stock Award” means Awards granted pursuant to Section 8.

SECTION 2.           ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT PARTICIPANTS AND DETERMINE AWARDS

(a)           Committee.  The Plan shall be administered by all of the Non-Employee Director members of the Compensation Committee of the Board, or a committee of not less than two Non-Employee Directors performing similar functions, as appointed by the Board from time to time.  Any authority granted to the Committee may also be exercised by the full Board.  To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(b)           Powers of Committee.  The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)            to select the officers, other employees, Non-Employee Directors and other key persons of the Company and its Subsidiaries to whom Awards may from time to time be granted;

(ii)           to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more participants;

(iii)          to determine the number of shares to be covered by any Award;

(iv)          to determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

(v)           to accelerate the exercisability or vesting of all or any portion of any Award in circumstances involving a Change of Control or the death, disability or termination of employment of a Plan participant;

(vi)          subject to the provisions of Section 5(a)(ii), to extend the period in which Stock Options may be exercised;

(vii)         to determine whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals; and

(viii)        to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan participants.

(c)           Delegation of Authority to Grant Awards.  The Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to Awards, including the granting thereof, to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or Covered Employees.  The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

(d)           Indemnification.  Neither the Board nor the Committee, nor any member of either or any delegatee thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegatee thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

SECTION 3.           SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)           Shares Issuable.  The maximum number of shares of Stock reserved and available for issuance under the Plan, at any given time, shall be the difference between (I) the sum of (a) 6,576,859 shares of Stock (i.e., the number as of March 1, 2001), plus (b) upon the passing of each December 31 starting with December 31, 2001, a percentage of the total number of shares of Stock (the “Year End Outstanding Shares”) actually outstanding on such date (assuming all units of limited partnership interest in subsidiary partnerships structured as DownREITs that may, upon presentation for redemption, be exchanged for shares of Stock are so exchanged), less (II) any shares of Stock issued under the Plan prior to such time which have not been added back as described below in this Section 3(a).  The percentage referred to in the prior sentence shall be determined in accordance with the following table:

If shares of Stock underlying those Options granted during the calendar year constitute the following percentage of all shares of Stock underlying all Awards (including Options) made during the calendar year:

Then the number of shares of Stock reserved and available for issuance under the Plan would be increased by adding a number of shares of Stock equal to the following percentage of the “Year End Outstanding Shares”:

50.00 to 52.49%	0.48%
52.50 to 54.99	0.50
55.00 to 57.49	0.52
57.50 to 59.99	0.55
60.00 to 62.49	0.58
62.50 to 64.99	0.61
65.00 to 67.49	0.64
67.50 to 69.99	0.68
70.00 to 72.49	0.72
72.50 to 74.99	0.76
75.00 to 77.49	0.82
77.50 to 79.99	0.87
80.00 to 82.49	0.94
82.50 to 84.99	0.96
85.00% or more	1.00

For purposes of determining the percentage of all awards made under the Plan during a calendar year that were in the form of Options, only Options that have an exercise price equal to the Fair Market Value on the date of grant shall count as Options.  For purposes hereof, subsidiary partnerships structured as DownREITs shall include, but not be limited to, Bay Countrybrook, L.P., Bay Pacific Northwest L.P., Avalon DownREIT V, L.P. and Avalon Ballston II, L.P.

Notwithstanding the foregoing, the maximum number of shares of Stock for which Incentive Stock Options may be issued under the Plan shall not exceed 2,500,000.  Further notwithstanding the foregoing, at least 50% of all Awards granted under the Plan during any calendar year shall be in the form of Options with an exercise price not less than 100% of Fair Market Value on the date of grant.  For purposes of determining the number of shares of Stock reserved and available for issuance from time to time, the shares of Stock underlying any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan.

Stock Options with respect to no more than 300,000 shares of Stock may be granted to any one individual participant during any one calendar year period.  Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company.

                Example:     To illustrate how the formula in the above table would work, assume that during calendar year 2002 the only awards made by the Company under the Stock Incentive Plan were an aggregate of 400,000 stock options and shares of restricted stock.  Of these, 320,000 (or 80%) were options and 80,000 (or 20%) were restricted shares.  As of December 31, 2002, assume that the Company had outstanding 67,000,000 shares of Common Stock and 1,000,000 units of limited partnership in DownREITs that may be exchanged for shares of Common Stock.  Therefore, following the table above, this means that on December 31, 2002, the Company would increase the number of available shares under the Stock Incentive Plan by multiplying 68,000,000 by 0.94%, (i.e., 639,200 shares of Common Stock would be added to the number of available shares reserved under the Stock Incentive Plan).

(b)           Recapitalizations.  If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or shares of Stock that can be granted to any one individual participant, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (iv) the price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options) as to which such Stock Options remain exercisable.  The adjustment by the Committee shall be final, binding and conclusive.  No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

(c)           Mergers.  Upon consummation of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Stock are exchanged for securities, cash or other property of an unrelated corporation or business entity or in the event of a liquidation of the Company (in each case, a “Transaction”), the Board may, in its discretion, take any one or more of the following actions, as to outstanding Stock Options:  (i) provide that such Stock Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the optionees, provide that all unexercised Stock Options will terminate immediately prior to the consummation of the Transaction unless exercised by the optionee within a specified period following the date of such notice, and/or (iii) in the event of a business combination under the terms of which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the business combination, make or provide for a cash payment to the optionees equal to the difference between (A) the value (as determined by the Committee) of the consideration payable per share of Stock pursuant to the business combination (the “Merger Price”) times the number of shares of Stock subject to such outstanding Stock Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Stock Options in exchange for the termination of such Stock Options.  In the event Stock Options will terminate upon the consummation of the Transaction, each optionee shall be permitted, within a specified period determined by the Committee, to exercise all non-vested Stock Options, subject to the consummation of the Transaction.

(d)           Substitute Awards.  The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who concurrently become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation.  The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.  Any substitute awards granted under this Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.           ELIGIBILITY

Participants in the Plan will be such full or part-time officers, other employees,  Non-Employee Directors and key persons of the Company and its Subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its Subsidiaries and who are selected from time to time by the Committee, in its sole discretion.  Key persons, for purposes of this Plan, shall include consultants and prospective employees.

SECTION 5.           STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options.  Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.  To the extent that any option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

No Awards shall be granted under the Plan after May 8, 2011.

(a)           Stock Options Granted to Employees and Key Persons.  The Committee in its discretion may grant Stock Options to employees and key persons of the Company or any Subsidiary.  Stock Options granted to employees and key persons pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.  If the Committee so determines, Stock Options may be granted in lieu of cash compensation at the participant’s election, subject to such terms and conditions as the Committee may establish, as well as in addition to other compensation.

(i)            Exercise Price.  The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Committee at the time of grant but shall be not less than 100% of Fair Market Value on the date of grant (other than options granted in lieu of cash compensation).  If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation and an Incentive Stock Option is granted to such employee, the option price shall be not less than 110% of Fair Market Value on the grant date.

(ii)           Option Term.  The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date the option is granted.  If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

(iii)          Exercisability; Rights of a Shareholder.  Stock Options shall become vested and exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date.  The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option.  An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv)          Method of Exercise.  Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased.  Payment of the purchase price may be made by one or more of the following methods:

(A)          In cash, by certified bank check or other instrument acceptable to the Committee;

(B)           Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that have been beneficially owned by the optionee for at least six months and are not then subject to restrictions under any Company plan.  Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

(C)           By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure.  Payment instruments will be received subject to collection.

The delivery of certificates representing shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws.  In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(v)           Termination by Reason of Death.  If any optionee’s employment (or other business relationship) by the Company and its Subsidiaries terminates by reason of death, the Stock Option may thereafter be exercised, to the extent exercisable at the date of death, by the legal representative or legatee of the optionee, for a period of six months (or such longer period as the Committee shall specify at any time in the option, employment or other agreement) from the date of death, or until the expiration of the stated term of the Option, if earlier.

(vi)          Termination by Reason of Disability.

(A)          Any Stock Option held by an optionee whose employment (or other business relationship) by the Company and its Subsidiaries has terminated by reason of Disability may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of twelve months (or such longer period as the Committee shall specify at any time in the option, employment or other agreement) from the date of such termination of employment (or other business relationship), or until the expiration of the stated term of the Option, if earlier.

(B)           Except as otherwise provided by the Committee at the time of grant, the death of an optionee during a period provided in this Section 5(a)(vi) for the exercise of a Non-Qualified Stock Option shall extend such period for six months from the date of death, subject to termination on the expiration of the stated term of the Option, if earlier.

(vii)         Termination by Reason of Retirement.

(A)          Any Stock Option held by an optionee whose employment by (and other business relationships with) the Company and its Subsidiaries is terminated by reason of Retirement may thereafter be exercised, to the extent it was exercisable at the time of such termination (after giving effect to clause (C) immediately below), for a period of twelve months (or such other period as the Committee shall specify at any time in the option, employment or other agreement) from the date of such termination, or until the expiration of the stated term of the Option, if earlier.

(B)           Except as otherwise provided by the Committee at any time, the death of an optionee during a period provided in this Section 5(a)(vii) for the exercise of a Stock Option shall extend such period for six months from the date of death, subject to termination on the expiration of the stated term of the Option, if earlier.

(C)           Any Stock Option held by an optionee whose employment by (and other business relationships with) the Company and its Subsidiaries is terminated by reason of Retirement shall be automatically vested as of the date of such termination notwithstanding that the provisions of the related stock option agreement may not provide for such automatic vesting.

(viii)        Termination for Cause.  If any optionee’s employment (or other business relationship) by the Company and its Subsidiaries has been terminated for Cause, any Stock Option held by such optionee shall immediately terminate and be of no further force and effect; provided, however, that the Committee may, in its sole discretion, provide that such stock option can be exercised for a period of up to 30 days from the date of termination of employment (or other business relationship) or until the expiration of the stated term of the Option, if earlier.

(ix)           Other Termination.  Unless otherwise determined by the Committee, if an optionee’s employment (or other business relationship) by the Company and its Subsidiaries terminates for any reason other than death, Disability, Retirement or for Cause, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable on the date of termination of employment (or other business relationship), for three months (or such longer period as the Committee shall specify at any time in the option, employment or other agreement) from the date of termination of employment (or other business relationship) or until the expiration of the stated term of the Option, if earlier.

(x)            Annual Limit on Incentive Stock Options.  To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its Subsidiaries become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

(xi)           Form of Settlement.  Shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in this Plan.

(b)           Reload Options.  At the discretion of the Committee, Options granted under the Plan may include a so-called “reload” feature pursuant to which an optionee exercising an option by the delivery of a number of shares of Stock in accordance with Section 5(a)(iv)(B) hereof would automatically be granted an additional Option (with an exercise price equal to the Fair Market Value of the Stock on the date the additional Option is granted and with the same expiration date as the original Option being exercised, and with such other terms as the Committee may provide) to purchase that number of shares of Stock equal to the number delivered to exercise the original Option.

(c)           Non-transferability of Options.  No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity.  Notwithstanding the foregoing, the Committee may permit the optionee to transfer his Non-Qualified Stock Options to members of his immediate family, or to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan, the applicable option agreement and all insider trading rules of the Company.

SECTION 6.           RESTRICTED STOCK AWARDS

(a)           Nature of Restricted Stock Award.  The Committee may grant Restricted Stock Awards to any participant.  A Restricted Stock Award is an Award entitling the recipient to acquire, at no cost or for a purchase price determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant (“Restricted Stock”).  Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives.  In addition, a Restricted Stock Award may be granted to an employee by the Committee in lieu of a cash bonus due to such employee pursuant to any other plan of the Company.  In the event of termination of employment and/or other business relationships by reason of Retirement, then in such event any Restricted Stock Awards held by the terminated Award holder on the date of termination shall be automatically vested as of the date of termination notwithstanding that the provisions of the related Restricted Stock Award may not provide for such automatic vesting.

(b)           Automatic Grant of Restricted Stock to Independent Directors.

(i)            Each Non-Employee Director who is serving as a Director of the Company on the fifth business day after the 2003 annual meeting of stockholders shall automatically be granted on such day 2,500 shares of Restricted Stock, and, thereafter each Non-Employee Director who is serving as a Director of the Company on the fifth business day after each annual meeting of stockholders, beginning with the 2004 annual meeting of stockholders, shall automatically be granted on such day a number of shares of Restricted Stock equal to $100,000 based upon the closing price of shares of the Company’s Common Stock on the New York Stock Exchange on the Grant Date of the preceding year (such number to be rounded to the nearest whole number).  By way of example it is noted that the 2003 Grant Date was May 21, 2003 and that the closing stock price on such date was $43.14, which means that on the 2004 Grant Date each Non-Employee Director will be granted 2,318 shares of Restricted Stock (i.e, $100,000/$43.14).  Except as otherwise provided in the award agreement, such shares of Restricted Stock shall vest twenty percent (20%) on the date of issuance and twenty percent (20%) on each of the first four anniversaries of the date of issuance.

(ii)           Each Non-Employee Director may, pursuant to the provisions of Section 7(b), elect to receive Deferred Stock instead of Restricted Stock provided in this Section 6(b).

Any Deferred Stock granted in lieu of Restricted Stock shall be subject to the same vesting requirements applicable to the Restricted Stock.

(c)           Acceptance of Award.  To the extent applicable, a participant who is granted a Restricted Stock Award shall have no rights with respect to such Award unless the participant shall have accepted the Award within 60 days (or such shorter time period as the Committee may specify) following the award date by making payment to the Company, if required, in cash, by certified or bank check or other instrument or form of payment acceptable to the Committee in an amount equal to the specified purchase price, if any, of the shares covered by the Award and by executing and delivering to the Company a written instrument that sets forth the terms and conditions of the Restricted Stock in such form as the Committee shall determine.

(d)           Rights as a Shareholder.  Upon complying with Section 6(c) above, a participant shall have all the rights of a shareholder with respect to the Restricted Stock including voting and dividend rights, subject to non-transferability restrictions and Company repurchase or forfeiture rights described in this Section 6 and subject to such other conditions contained in the written instrument evidencing the Restricted Stock Award.  Unless the Committee shall otherwise determine, certificates evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares are vested as provided in Section 6(f) below.

(e)           Restrictions.  Except as provided in an individual agreement or as otherwise determined by the Committee, shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of.  Except as provided in an individual agreement or as otherwise determined by the Committee, in the event of termination of employment (or other business relationship) by the Company and its Subsidiaries for any reason (including death, retirement, Disability, and for Cause), the Company shall have the right, at the discretion of the Committee, to repurchase shares of Restricted Stock with respect to which conditions have not lapsed at their purchase price, or to require forfeiture of such shares to the Company if acquired at no cost, from the participant or the participant’s legal representative.  The Company must exercise such right of repurchase or forfeiture not later than the 90th day following such termination of employment (or other business relationship), unless otherwise specified in the written instrument evidencing the Restricted Stock Award.

(f)            Vesting of Restricted Stock.  The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse.  Except as provided in Section 16, the vesting period for Restricted Stock shall be at least three years, except that in the case of Restricted Stock that becomes transferable and no longer subject to forfeiture upon the attainment of such pre-established performance goals, objectives and other conditions, the vesting period shall be at least one year.  Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.”

(g)           Waiver, Deferral and Reinvestment of Dividends.  The written instrument evidencing the Restricted Stock Award may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 7.           DEFERRED STOCK AWARDS

(a)           Nature of Deferred Stock Awards.   A Deferred Stock Award is an Award of phantom stock units to a participant, subject to restrictions and conditions as the Committee may determine at the time of grant.  Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives.  The grant of a Deferred Stock Award is contingent on the participant executing the Deferred Stock Award agreement.  The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and participants.  At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the participant in the form of shares of Stock.  In the event of termination of employment or other business relationships by reason of Retirement, then in such event any Deferred Stock Awards held by the terminated Award holder on the date of termination shall be automatically vested as of the date of termination notwithstanding that the provisions of the related Deferred Stock Award agreement may not provide for such automatic vesting.

(b)           Election to Receive Deferred Stock Awards in Lieu of Compensation.  The Committee may, in its sole discretion, permit a participant, including a Non-Employee Director, to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such participant in the form of a Deferred Stock Award.  Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Committee and in accordance with rules and procedures established by the Committee.  The Committee shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Committee deems appropriate.

(c)           Rights as a Stockholder.  During the deferral period, a participant shall have no rights as a stockholder; provided, however, that the participant may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Committee may determine.

(d)           Restrictions.  A Deferred Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

(e)           Termination.  Except as may otherwise be provided by the Committee either in the Award, employment or other agreement or, subject to Section 14 below, in writing after the Award agreement is issued, a participant’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the participant’s termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

SECTION 8.           UNRESTRICTED STOCK AWARDS

The Committee may, in its sole discretion, grant (or sell at a purchase price determined by the Committee) an Unrestricted Stock Award to any participant which will entitle such participant to receive shares of Stock free of any restrictions under the Plan (“Unrestricted Stock”).  Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant.

SECTION 9.           PERFORMANCE SHARE AWARDS

(a)           Nature of Performance Shares.  A Performance Share Award is an award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals.  The Committee may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan.  Performance Share Awards may be granted under the Plan to any participants, including those who qualify for awards under other performance plans of the Company.  The Committee in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares; provided, however, that the Committee may rely on the performance goals and other standards applicable to other performance unit plans of the Company in setting the standards for Performance Share Awards under the Plan.

(b)           Restrictions on Transfer.  Performance Share Awards and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

(c)           Rights as a Shareholder.  A participant receiving a Performance Share Award shall have the rights of a shareholder only as to shares actually received by the participant under the Plan and not with respect to shares subject to the Award but not actually received by the participant.  A participant shall be entitled to receive a stock certificate evidencing the acquisition of shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Share Award (or in a performance plan adopted by the Committee).

(d)           Termination.  Except as may otherwise be provided by the Committee in the Award, employment or other agreement, a participant’s rights in all Performance Share Awards shall automatically terminate upon the participant’s termination of employment (or other business relationship) by the Company and its Subsidiaries for any reason (including death, Disability and for Cause).

(e)           Acceleration, Waiver, Etc.  At any time prior to or upon the participant’s termination of employment (or other business relationship) by the Company and its Subsidiaries, the Committee may in its sole discretion accelerate, waive or, subject to Section 14, amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award.

SECTION 10.         QUALIFIED PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

Notwithstanding anything to the contrary contained herein, if any Restricted Stock Award, Deferred Stock Award or Performance Share Award granted to a Covered Employee is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder (a “Performance-based Award”), such Award shall comply with the provisions set forth below:

(a)           Performance Criteria.  The performance criteria used in performance goals governing Performance-based Awards granted to Covered Employees may include any or all of the following:  (i) the Company’s return on equity, assets, capital or investment, (ii) pre-tax or after-tax profit levels of the Company or any Subsidiary, a division, an operating unit or a business segment of the Company, or any combination of the foregoing; (iii) cash flow, funds from operations or similar measure; (iv) total shareholder return; (v) changes in the market price of the Stock; (vi) market share; or (vii) earnings per share.

(b)           Grant of Qualified Performance-based Awards.  With respect to each Performance-based Award granted to a Covered Employee, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the performance criteria for such grant, and the achievement targets with respect to each performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award).  Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets.  The performance criteria established by the Committee may be (but need not be) different for each Performance Cycle and different goals may be applicable to Performance-based Awards to different Covered Employees.

(c)           Payment of Qualified Performance-based Awards.  Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the performance criteria for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Qualified Performance-based Awards earned for the Performance Cycle.  The Committee shall then determine the actual size of each Covered Employee’s Qualified Performance-based Award, and, in doing so, may reduce or eliminate the amount of the Qualified Performance-based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d)           Maximum Award Payable.  The maximum Qualified Performance-based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 200,000 shares of Stock (subject to adjustment as provided in Section 3(b) hereof).

SECTION 11.         DIVIDEND EQUIVALENT RIGHTS

(a)           Dividend Equivalent Rights.  A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient.  A Dividend Equivalent Right may be granted hereunder to any participant as a component of another Award or as a freestanding award.  The terms and conditions of Dividend Equivalent Rights shall be specified in the grant.  Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents.  Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any.  Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments.  A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award.  A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

(b)           Interest Equivalents.  Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment.  Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c)           Termination.  Except as may otherwise be provided by the Committee in the Award, employment or other agreement, a participant’s rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the participant’s termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.         TAX WITHHOLDING

(a)           Payment by Participant.  Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income.  The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.  The Company’s obligation to deliver stock certificates to any participant (or his agent or broker) is subject to and conditioned on tax obligations being satisfied by the participant.  To the extent a participant (or his agent or broker) accepts delivery of stock certificates, the participant shall be deemed to agree to indemnify the Company for any damages resulting from the participant’s failure to satisfy any tax obligations.

(b)           Payment in Shares.  Subject to approval by the Committee, a participant may elect to have such minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due, (ii) transferring to the Company shares of Stock owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due, or (iii) in a combination of (i) and (ii).

SECTION 13.         TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment (or other business relationship):

(a)           a transfer to the employment (or other business relationship) of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another Subsidiary; or

(b)           an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment (or other business relationship) is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 14.         AMENDMENTS AND TERMINATION

The Board may at any time amend or discontinue the Plan and the Committee may at any time amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall (a) adversely affect rights under any outstanding Award without the holder’s written consent or (b) without the prior approval of the Company’s stockholders, reduce the exercise price of or otherwise reprice, including through replacement grants, any outstanding Stock Option.  To the extent required by the Code to ensure that Options that have been granted hereunder as Incentive Stock Options continue to qualify as Incentive Stock Options, Plan amendments shall be subject to approval by the Company’s stockholders.

SECTION 15.         STATUS OF PLAN

With respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the provision of the foregoing sentence.

SECTION 16.         CHANGE OF CONTROL PROVISIONS

Notwithstanding anything in this Plan to the contrary, upon the occurrence of a Change of Control as defined in this Section 16:

(a)           Each Stock Option shall automatically become fully exercisable.

(b)           Restrictions and conditions on Restricted Stock Award, Deferred Stock Awards and Performance Share Awards shall automatically be deemed waived, and the recipients of such Awards shall become entitled to receipt of the Stock subject to such Awards unless the Committee shall otherwise expressly provide at the time of grant.

(c)           “Change of Control” shall mean the occurrence of any one or more of the following events:

(i)            Any individual, entity or group (a “Person”) within the meaning of Sections 13(d) and 14(d) of the Act (other than the Company, any corporation, partnership, trust or other entity controlled by the Company (a “Subsidiary”), or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such Person, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities having the right to vote generally in an election of the Company’s Board (“Voting Securities”), other than as a result of (A) an acquisition of securities directly from the Company or any Subsidiary or (B) an acquisition by any corporation pursuant to a reorganization, consolidation or merger if, following such reorganization, consolidation or merger the conditions described in clauses (A), (B) and (C) of subparagraph (iii) of this Section 16(c) are satisfied; or

(ii)           Individuals who, as of the Effective Date, constitute the Company’s Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director of the Company subsequent to the Effective Date (excluding, for this purpose, (A) any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, and (B) any individual whose initial assumption of office is in connection with a reorganization, merger or consolidation, involving an unrelated entity), whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the persons then comprising Incumbent Directors shall for purposes of this Plan be considered an Incumbent Director;

(iii)          The approval by the shareholders of a reorganization, merger or consolidation of the Company, or, if consummation of such reorganization, merger or consolidation is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, obtaining such consent (either explicitly or implicitly by consummation), unless, following such reorganization, merger or consolidation, (A) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will beneficially own, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company, a Subsidiary or the corporation resulting from such reorganization, merger or consolidation or any subsidiary thereof, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 30% or more of the outstanding Voting Securities), will beneficially own, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation will have been members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

(iv)          Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(v)           The approval by the shareholders of the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, or, if consummation of such sale, lease, exchange or other disposition is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, obtaining such consent (either explicitly or implicitly by consummation), other than to a corporation, with respect to which following such sale, lease, exchange or other disposition (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will beneficially own, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities immediately prior to such sale, lease, exchange or other disposition, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or a Subsidiary or such corporation or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, 30% or more of the outstanding Voting Securities), will beneficially own, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation will have been members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale, lease, exchange or other disposition of assets of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of this Agreement solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 30% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend or similar transaction), then a “Change of Control” shall be deemed to have occurred for purposes of this Agreement.

SECTION 17.         GENERAL PROVISIONS

(a)           No Distribution; Compliance with Legal Requirements.  The Committee may require each person acquiring shares pursuant to an Award to represent to and agree with the

Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange requirements have been satisfied.  The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b)           Delivery of Stock Certificates.  Delivery of stock certificates to participants under this Plan shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have delivered such certificates in the United States mail, addressed to the participant, at the participant’s last known address on file with the Company.

(c)           Other Compensation Arrangements; No Employment Rights.  Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.  The adoption of the Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d)           Trading Policy Restrictions.  Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy, as in effect from time to time.

(e)           Designation of Beneficiary.  Each participant to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the participant’s death.  Any such designation shall be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee.  If no beneficiary has been designated by a deceased participant, or if the designated beneficiaries have predeceased the participant, the beneficiary shall be the participant’s estate.

SECTION 18.         EFFECTIVE DATE OF PLAN

This Plan was amended and restated as of March 21, 2001.

SECTION 19.         GOVERNING LAW

This Plan shall be governed by Maryland law except to the extent such law is preempted by federal law.

DATE OF APPROVAL OF INITIAL PLAN BY SHAREHOLDERS:	February 15, 1994
DATE OF APPROVAL OF FIRST AMENDED AND RESTATED PLAN BY BOARD OF DIRECTORS:	August 28, 1996
DATE OF APPROVAL OF FIRST AMENDED AND RESTATED PLAN BY SHAREHOLDERS:	April 25, 1997
DATE OF APPROVAL OF SECOND AMENDED AND RESTATED PLAN BY BOARD OF DIRECTORS:	February 26, 1998
DATE OF APPROVAL OF THIRD AMENDED AND RESTATED PLAN BY BOARD OF DIRECTORS:	April 13, 1998
DATE OF APPROVAL OF THIRD AMENDED AND RESTATED PLAN BY SHAREHOLDERS:	June 4, 1998
DATE OF APPROVAL OF AMENDMENTS TO THIRD AMENDED AND RESTATED PLAN BY BOARD OF DIRECTORS:	July 24, 1998
DATE OF APPROVAL OF FOURTH AMENDED AND RESTATED PLAN BY SHAREHOLDERS:	May 8, 2001
DATE OF APPROVAL OF AMENDMENTS TO FOURTH AMENDED AND RESTATED PLAN BY BOARD OF DIRECTORS:	May 14, 2003
DATE OF APPROVAL OF FIFTH AMENDED AND RESTATED PLAN BY BOARD OF DIRECTORS	December 8, 2004